CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 14 to Registration Statement File No. 333-64751 on Form N-4 (the "Registration Statement") of (1) our reports dated March 9, 2004 relating to the financial statements of Separate Accounts No. 45 and No. 49 of The Equitable Life Assurance Society of the United States for the year ended December 31, 2003, and (2) our report dated March 9, 2004 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2003. We also consent to the reference to us under the heading "Custodian and Independent Auditors" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
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New York, New York
April 23, 2004